EXHIBIT 107

Calculation of Filing Fee Tables

424H
(Form Type)

World Omni Auto Receivables LLC
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Asset-Backed Securities	Class A-1 Asset-Backed Notes, Series 2025-B	457(s)	$260,000,000	100%	$260,000,000	0.00015310	$39,806.00
	Asset-Backed Securities	Class A-2a and Class A-2b Asset-Backed Notes, Series 2025-B	457(s)	$408,000,000	100%	$408,000,000	0.00015310	$62,464.80
	Asset-Backed Securities	Class A-3 Asset-Backed Notes, Series 2025-B	457(s)	$408,000,000	100%	$408,000,000	0.00015310	$62,464.80
	Asset-Backed Securities	Class A-4 Asset-Backed Notes, Series 2025-B	457(s)	$82,330,000	100%	$82,330,000	0.00015310	$12,604.73
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,158,330,000(3)		$177,340.33
	Total Fees Previously Paid
	Total Fee Offsets							$0.00
	Net Fee Due							$177,340.33

(1) Estimated solely for purposes of calculating registration fee.

(2) Pursuant to rule 456(c) and 457(s) of the General Rules and Regulations under the Securities Act of 1933, as amended, the registration fee related to the asset-backed notes offered hereby is paid herewith.

(3) The Class B Notes and the Class C Notes will initially be retained by the Depositor or one or more affiliates thereof on the Closing Date and are not being offered by this prospectus. Therefore, no registration fee is being paid herewith with respect to the Class B Notes and the Class C Notes.